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                                                          Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)
                                      Three Months Ended   Nine Months Ended
                                         September 30         September 30
                                      ------------------   -----------------
                                         1996      1995       1996      1995
                                        -----     -----      -----     -----
EARNINGS:
Primary:
Net income, as reported              $128,934   142,399    387,808   365,962
PSOP preferred dividends declared
  (net of taxes)                       (2,179)   (2,159)    (6,503)   (6,444)
Premium on preferred shares redeemed     (224)        -       (664)        -
                                     --------  --------   --------  --------
    Net income, as adjusted          $126,531   140,240    380,641   359,518
                                     ========  ========   ========  ========
Fully diluted:
Net income, as reported              $128,934   142,399    387,808   365,962
Dividends on monthly income
  preferred securities
  (net of taxes)                        2,018     2,018      6,055     3,027
Additional PSOP expense (net of
  taxes) due to assumed conversion
  of preferred stock                     (752)     (867)    (2,265)   (2,612)
Premium on preferred shares redeemed     (224)        -       (664)        -
                                     --------  --------   --------  --------
    Net income, as adjusted          $129,976   143,550    390,934   366,377
                                     ========  ========   ========  ========

SHARES:
Primary:
Weighted average number of common
  shares outstanding, per
  consolidated financial statements    83,286    84,559     83,594    84,413
Additional dilutive effect of
  assumed exercise of outstanding
  stock options (based on treasury
  stock method using
  average market price)                   968     1,007      1,050       960
                                     --------  --------   --------  --------
      Weighted average, as adjusted    84,254    85,566     84,644    85,373
                                     ========  ========   ========  ========

Fully diluted:
Weighted average number of common
  shares outstanding, per consolidated
  financial statements                 83,286    84,559     83,594    84,413
Additional dilutive effect of:
Assumed conversion of
  PSOP preferred stock                  3,963     4,022      3,977     4,034
Assumed conversion of monthly
  income preferred securities           3,509     3,509      3,509     1,774
Assumed exercise of outstanding
  stock options (based on treasury
  stock method using market price
  at end of period)                     1,082     1,324      1,099     1,349
                                     --------  --------   --------  --------
      Weighted average, as adjusted    91,840    93,414     92,179    91,570
                                     ========  ========   ========  ========

EARNINGS PER COMMON SHARE:
    Primary                             $1.50      1.64       4.50      4.21
    Fully diluted                       $1.42      1.54       4.24      4.00